EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made and entered into as of this 15th day of December, 2008 by and between STANDEX INTERNATIONAL CORPORATION, a Delaware corporation with its executive offices in Salem, New Hampshire (hereinafter referred to as the “Employer”), and

ROGER L. FIX

of CityWindham, StateplaceNew Hampshire (hereinafter referred to as the ‘Executive’).

WHEREAS, Executive has heretofore been and is now employed by Employer  serving as President/CEO of Employer pursuant to an Employment Agreement dated April 1, 2003 (the “Employment Agreement”); and

WHEREAS, certain provisions of Federal law require that the Agreement be amended to conform to the requirements of said provisions;

NOW, THEREFORE in consideration of the mutual covenants and agreements of the parties herein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties as follows:

1.

Amended Employment Agreement.  Employer and Employee agree that this Amended and Restated Employment Agreement (the “Agreement”) shall replace and supersede the Employment Agreement and shall be controlling with respect to all terms and conditions of the employment relationship between the Employer and the Executive.

Employer hereby agrees to continue to employ Executive on a full-time basis and Executive agrees to serve Employer on a full-time basis as President/Chief Executive Officer of the Employer , subject to the direction and control of the Board of Directors of Employer, said employment being upon the terms and conditions herein set forth.

2.

Term.  The term (the “Term”) of this Agreement shall continue from the date on which the Agreement is executed through midnight on December 31, 2012, unless otherwise terminated in accordance with the provisions of Sections 6 or 15.  Unless terminated, this Agreement shall automatically renew for additional terms of three years (each such term shall be referred to as a “Renewal Term”).  In addition to the right to terminate set forth in Sections 6 and 15, either the Employer or the Executive shall have the right to terminate this Agreement at any time during or at the end of the Term or any Renewal Term by giving the other party thirty (30) days’ advance written notice (the “Notice Period”) at any time stating his/its intention to terminate the Agreement.  Such termination will be effective at the end of the Notice Period.  .

3.

Best Efforts.  Executive agrees, as long as this Agreement is in effect, to continue to devote his same best efforts and the same time and attention to the business of Employer that he is presently devoting to said business of Employer.

4.

Non-Compete.  Except as set forth in the third paragraph of this Section 4, Executive shall not, as long as this Agreement is in effect, engage in, or he interested in, in any active capacity, any business other than that of Employer or any affiliate, associate or subsidiary corporation of Employer.  It is the express intent of the Employer and the Executive that: (i) the covenants and affirmative obligations in this Section be binding obligations to he enforced to the fullest extent permitted by law; (ii) in the event of any determination of unenforceability of the scope of any covenant or obligation, its limitation which a court of competent jurisdiction deems fair and reasonable, shall be the sole basis for relief from the full enforcement thereof; and (iii) in no event shall the covenants or obligations in this Section be deemed wholly unenforceable.

In addition, except as set forth in the third paragraph of this Section 4, Executive shall not for a period of two years alter the termination of employment with Employer (whether such termination is by reason of the expiration of this Agreement or for any other reason) compete with or directly or indirectly own, control, manage, operate, join or participate in tile ownership, control, management or operation of any business which competes with any present or future business of Employer at the time of such termination.  In addition, the Executive covenants and agrees that he will not, after termination of employment with the Employer, directly or indirectly solicit for employment or retain or hire any employees of the Employer.

No provision contained in this paragraph shall restrict Executive from making investments in other ventures which are not competitive with Employer, or restrict Executive from engaging, during non-business hours, in any other such non-competitive business or restrict Executive from owning less than five per cent of the outstanding securities of companies which compete with any present or future business of Employer and which are listed on a national stock exchange or actively traded on the NASDAQ National Market System.

5.

Compensation; Benefits.  Employer agrees to compensate Executive for his services at a minimum annual base salary during any year of this Agreement (January 1 to December 31) of the Executive’s annual base salary as of the date of this Agreement.  Such base salary shall be payable at least monthly and shall be increased as determined (in its sole discretion) by Employer.

Executive shall also be entitled to participate in the Standex Long Term Incentive Program, the Standex Annual Incentive Program, the Standex Supplemental Executive Retirement Plan (“SERP”), the Standex Retirement Savings Plan, the Standex Deferred Compensation Plan, and in such other benefit plans and programs as are made available from time to time to senior executives of the Employer. Executive shall be entitled to use an automobile furnished at the expense of Employer in accordance with Employer’s policy on this subject, as such policy shall be revised from time to time.

6.

Termination.

A.

Death.  Executive’s employment shall terminate forthwith upon his death and all liability of Employer under this Agreement or otherwise shall thereupon cease except for any compensation for past services remaining unpaid and for benefits due to Executive’s estate or to others under the terms of any benefit plan or agreement then in effect.

B.

Disability.  in the event that Executive becomes disabled during the term of this Agreement for a period of at least six (6) consecutive months,  as the term “disabled” is defined in any applicable long-term disability plan or arrangement sponsored by the Employer and covering the Employee, and provided that such definition meets the requirements of Section 409A of the Code (and further provided that if the Executive is not covered by any disability plan or arrangement or if the definition of “disabled” in such plan or arrangement does not comply with the definition set forth under Section 409A, then “disabled” shall mean, as determined by the Board of Directors, (i) the inability, by reason of any medically determinable physical or mental impairment, to engage in any substantial, gainful activity and such inability can be expected to last for a continuous period of at lease twelve (12) months, or (ii) any medically determinable physical or mental impairment which can be expected to last for a continuous period of at least twelve (12) months, and the Executive has been receiving income replacement benefits for a period of not less than three (3) months under an Employer provided health and accident plan), then Employer, at its option, may terminate Executive’s employment and this Agreement upon at least six (6) additional months advance written notification to Executive.  Until such termination option is exercised and the six month period has been satisfied or as otherwise mutually agreed in writing, Executive will continue to receive his full salary and fringe benefits during any period of illness or other disability, regardless of duration.

C.

Material Breach.   In the event of a material breach of the terms of this Agreement by Executive or Employer, the non-breaching party may cause this Agreement to be terminated on 10 days written notice, provided, however, that termination by Employer for material breach following a change of control, as defined in Section 15, shall be effective only upon twelve (12) months prior written notice.  Employer may remove Executive from all duties and authority commencing on the first day of any such notice period, however, payment of compensation and participation in all benefits shall continue through the last day of such notice period.  For purposes of this Agreement material breach shall be defined as:

(i)

an act or acts of dishonesty on the Executive’s part which are intended to result in his substantial personal enrichment at the expense of the Employer; or

(ii)

the Executive willfully, deliberately and continuously fails to materially and substantially perform his duties hereunder and which result in material injury to the Employer (other than such failure resulting from the Executive’s incapacity due to physical or mental disability) after demand for substantial performance is given by the Employer to the Executive specifically identifying the manner in which the Employer believes the Executive has not materially and substantially performed his duties hereunder.

No action, or failure to act, shall be considered “willful” if it is done by die Executive in good faith and with reasonable belief that his action or omission was in the best interest of the Employer.

D.

Legal Expenses.  It is further agreed that Employer will pay all reasonable legal expenses of Executive in the event that Executive defends or brings any action under this Agreement, arising from a “bona fide” claim, as determined under Section 409A of the Code, provided, however, that Employer shall not be obligated to pay the legal expenses of Executive if, in good faith, the Board of Directors determines that, Executive acted in a manner Executive believed to be adverse to the best interests of Employer or that Executive should have known that his conduct was unlawful.  Notwithstanding such a determination, the Board shall be obligated to reimburse Executive for said legal expenses if he successfully defends or successfully prosecutes his case.  Any invoice for the reimbursement of legal expenses must be submitted to the Employer at least fifteen (15) days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred.  The amount of such benefits provided during one calendar year shall not affect the amount of such benefits provided in any other taxable year.  To the extent that any such benefits consist of reimbursement of eligible expenses, such reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.  No such benefit may be liquidated or exchanged for another benefit.

7.

Severance.  In the event that Executive’s employment is terminated pursuant to Section 1 or Section 6.B. of this Agreement (exclusive of a termination after a change in control where severance is governed by the provisions contained in Section 15 herein and exclusive of termination pursuant to Section 6.A. or 6.C.), the Executive shall receive severance pay in an amount equal to twice the Executive’s then current annual base compensation.   Such severance amount shall be paid as follows:  (i) an amount equal to twice the limit on annual compensation that may be taken into account for qualified plan purposes under Section 401(a)17 of the Internal Revenue Code, as amended from time to time, for the calendar year immediately preceding the year in which the termination occurs (the “Limitation Amount”) shall be paid to the Executive, in equal installments, made in accordance with the payroll practices of the Employer, commencing as of the date on which the Executive’s termination occurs, and continuing until the second anniversary date thereafter; and (ii) a lump sum payment, to be made within five (5) business days after the date of termination of employment, equal to twice the Executive’s then current amount base compensation less the Limitation Amount.  The Executive shall also receive one year of medical and dental coverage as is then being offered to salaried employees at the Employer’s corporate home office.  Notwithstanding the foregoing medical and dental coverage, in the event that the Executive becomes eligible and elects to receive other medical and dental insurance coverage through a new employer during the severance period, the Employer’s obligations to provide medical and dental insurance coverage pursuant to this Section 7 shall terminate upon the commencement of such other coverage.

8.

Notices.  Any notice to be given pursuant to this Agreement shall be sent by certified mail, postage prepaid, or by fax (with a copy mailed via first class mail, postage pre-paid) or delivered in person to the panics at the following addresses or at such other address as either party may from time to time in writing designate:

To Executive:

Roger L. Fix

StateaddressStreet42 Woodvue Road

StateCityplaceCityWindham, StateNew Hampshire StatePostalCode03087

To Employer:

Standex International Corporation

StateaddressStreet6 Manor Parkway

StateStateStateCitySalem, StateNew Hampshire StateState03079

Attn.:  General Counsel

9.

Invention and Trade Secret Agreement.  Executive agrees that the Invention and Trade Secret Agreement dated December 3, 2001 by and between Executive and Standex International Corporation and signed by Executive shall remain in full force and effect while this Agreement is in effect and, as provided in the Invention and Trade Secret Agreement, after termination hereof.

10.

Specific Performance.  It is acknowledged by both parties that damages will he an inadequate remedy to Employer in the event that Executive breaches or threatens to breach his commitments under Section 4 or under the Invention and Trade Secret Agreement.  Therefore, it is agreed that Employer, may institute and maintain an action or proceeding to compel the specific performance of the promises of Executive contained herein and therein.  Such remedy shall, however, be cumulative, and not exclusive, to any other remedy that Employer may have.

11.

Survival.  The obligations contained in Sections 4 and 9 shall survive the termination of this Agreement.  In addition, the termination of this Agreement shall not affect any of the rights or obligations of either party arising prior to or at the time of the termination of this Agreement or which may arise by any event causing the termination of this Agreement.

12.

Covenants Severable.  In the event that any covenant of this Agreement shall be determined invalid or unenforceable and the remaining provisions can he given effect, then such remaining provisions shall remain in full force and effect.

13.

Entire Agreement; Amendment.  This Agreement supersedes any employment understanding or agreement (except the Invention and Trade Secret Agreement) that may have been previously made by Employer or its respective subsidiaries or affiliates with Executive.  This Agreement, together with the Invention and Trade Secret Agreement, represents all the terms and conditions and the entire agreement between the parties hereto with respect to the employment of Executive by Employer.  This Agreement may be modified or amended only by written agreement signed by Employer and Executive.

14.

Assignment.  This Agreement is personal between Employer and Executive and may not he assigned; provided, however, that Employer shall have the absolute right at any time, or from time to time, to sell or otherwise dispose of its assets or any part thereof or to reconstitute the same into one or more subsidiary corporations or divisions or to merge, consolidate or enter into similar transactions.  In the event of any such transaction, the term “Employer’ as used herein shall mean and include such successor corporation.  The term “Employer” shall specifically include any corporation which becomes the parent corporation of Standex International Corporation (“Standex”) after the date of this Agreement, any acquirer of such percentage of the stock or assets of Standex as requires reporting under Item 6(e) of Schedule 14A of Regulation 14A of the Securities Exchange Act of 1934 the stock or assets of Standex.

15.

Change of Control.

A.

In the event of a change in control of Employer required to be reported under Item 6(e) of Schedule 14A of Regulation 14A of the Securities Exchange Act of 1934:

(i)

Employer may terminate Executive’s employment without paying the compensation and benefits described in Section 15.B. below only upon conclusive evidence of substantial and indisputable intentional personal malfeasance in office such as a conviction for embezzlement of Employer’s funds; and

(ii)

Executive may terminate his employment at any time within two years after the date of the change in control and receive the compensation and benefits described in Section 15.B. below if any of the following events occur: (i) the assignment to the Executive of any position in which he is not serving as Chief Executive Officer and President of the Employer, with responsibility and authority for all of the operations of the Employer, (ii) any change in the Executive’s reporting relationship, such that he is no longer reporting solely to the Board of Directors of the Employer, (iii) any reduction in the budget of the Employer over which the Executive has ultimate authority which results in his having control over less than one hundred percent (100%) of the Employer’s budget, (iv) any material diminution of the Executive’s base compensation or his incentive compensation opportunity, (v) any change in the Executive’s place of employment to a geographic location more than ten miles from his present place of employment, and (vi) any other action or inaction of the Employer that constitutes a material breach of this Agreement.

B.

Following a change of control of Employer, any termination of Executive’s employment either by Executive pursuant to Section 15.A.(ii) or by Employer under any circumstances other than involving conclusive evidence of substantial and indisputable intentional personal malfeasance in office, as defined in Section 15.A.(i) then:

(i)

Executive shall be paid within five (5) business days of the date of termination, a lump sum payment equal to three times his then current annual base salary plus three times the most recent annual incentive bonus paid to him (which shall include any amounts used to purchase shares of common stock of the Employer under the Management Stock Purchase Plan (“MSPP”));

(ii)

Executive shall become 100% vested in all benefit plans in which awards have been made to him which have not vested as of the date of termination, including but not limited to the Standex Retirement Savings Plan, the Management Stock Purchase Plan (“MSPP”) portion of the Standex Annual Incentive Program and all restricted stock options and performance share units granted under the Standex Long Term Incentive Plan and any other stock option or equity compensation plans of the Employer;

(iii)

Three years of benefit service shall be added to the years of service credited to Executive under the Standex Retirement Plan, and the salary and bonus paid under Section 15.B.(i) shall be deemed the Executive’s compensation during such three additional years for purposes of the computation of his pension under the Standex Retirement Plan, and the “actuarial equivalent,” as determined under the Standex Retirement Plan, of the difference between the Executive’s pension benefit based upon the Executive’s years of actual benefit service and the Executive’s pension benefit including the additional years of benefit service described herein shall be immediately payable in a lump sum; and

(iv)

The Executive and his dependents shall continue for the three (3) year period commencing on the date of termination of employment to be entitled to life insurance and medical benefits under plans, programs or arrangements of the Employer which offer substantially similar coverage as was offered under the plans, programs and arrangements of the Employer as in effect immediately prior to the termination of the Executive’s employment, at a cost to the Executive which is no higher (except for any percentage increase in the premium cost of providing such benefits, as long as the Employee continues to pay not more than the same percentage of any premium as it was paying immediately prior to the date of the Executive’s termination of employment) than the cost of such plans, programs and arrangements in effect immediately prior to the termination of the Executive’s employment.  The amount of such benefits provided during one calendar year shall not affect the amount of such benefits provided in any other taxable year, except that to the extent such benefits consist of the reimbursement of expenses referred to in Section 105(b) of the Code, a limitation may be imposed on the amount of such reimbursements over some or all of the three-year benefit continuation period, as described in Treasury Regulation Section 1.409A-3(i)(iv)(B).  To the extent that any such benefits consist of reimbursement of eligible expenses, such reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.  No such benefit may be liquidated or exchanged for another benefit.

(v)

In the event that any payment or distribution of any type to or for the benefit of the Executive made by the Employer, by any of its affiliates, by any person or entity which acquires ownership or effective control or ownership of a substantial portion of the Employer’s assets within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and all related regulations or any similar federal tax that may hereinafter be imposed, whether paid or payable or distributed or distributable pursuant to this Agreement or otherwise (collectively called the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, and all related regulations or any similar federal tax that may hereinafter be imposed or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive from the Employer immediately upon the determination of such amount an additional payment (an “Excise Tax Restoration Payment”) in an amount that shall fully fund the payment by the Executive of any Excise Tax on the Total Payments as well as any income taxes imposed on the Excise Tax Restoration Payment, any Excise Tax imposed on the Excise Tax Restoration Payment and any interest or penalties imposed with respect to taxes on the Excise Tax Restoration Payment or any Excise Tax.  Notwithstanding anything to the contrary contained herein, in no event shall any payment contemplated herein be made after the end of the Executive’s taxable year next following the taxable year of the Executive in which he remits any related taxes to the Internal Revenue Service.  If the Employer refuses or fails to timely pay the Excise Tax Restoration Payment to the Executive without a good faith lawful justification and such refusal or failure is not corrected within twenty (20) business days after the Executive provides written notice to the Employer concerning the refusal or failure, then the Employer shall immediately pay to the Executive an additional amount equal to 75% of the Executive’s last annual base salary as a late fee for the Employer’s late payment of the Excise Tax Restoration Payment.  The Employer shall furnish to the Executive a written statement setting forth in detail the manner in which the Excise Tax Restoration Payment was calculated and the basis for such calculations, including any opinions or other advice that the Employer received from outside counsel, auditors or consultants.  Notwithstanding the foregoing, it is the express intent and desire of the parties that if the Total Payments would trigger an Excise Tax, then the Executive shall be entitled to promptly receive such additional monetary compensation from the Employer as may be necessary to ensure that the Executive’s net after tax benefit of the Total Payments would be the same as if no Excise Tax had been imposed upon the Total Payments.  In the event of any dispute between the Executive and the Employer involving the Excise Tax Restoration Payment, the matter shall be promptly submitted to binding arbitration on an expedited basis before a mutually acceptable arbitrator at a national accounting firm.

16.

Governing Law; Binding Nature of Agreement.  This Agreement shall be construed in accordance with the laws of the State of StateStateNew Hampshire and shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators, successors and assigns.

17.

Compliance.  Notwithstanding any other provisions of this Agreement herein to the contrary and to the extent applicable, the Agreement shall be interpreted, construed and administered so as to comply with the provisions of Section 409A of the Code and any related Internal Revenue Service guidance promulgated thereunder.  Executive and Employer acknowledge that it may be necessary to amend the Agreement, within the time period permitted by the applicable Treasury Regulations, to make changes so as to cause payments and benefits under this Agreement not to be considered “deferred compensation” for purposes of Section 409A of the Code, to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code, or a combination thereof, so as to avoid the imposition of taxes and penalties on Executive pursuant to Section 409A of the Code.  Executive hereby agrees that the Company may, without any further consent from Executive, make any and all such changes to the Agreement as may be necessary or appropriate to avoid the imposition of penalties on Executive pursuant to Section 409A of the Code, while not substantially reducing the aggregate value to Executive of the payments and benefits to, or otherwise adversely affecting the rights of, Executive under the Agreement.

IN WITNESS WHEREOF, Employer has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized and its corporate seal to he hereto affixed, and Executive has executed the within instrument as a sealed document, all as of the day and year first above written.

STANDEX INTERNATIONAL CORPORATION

/s/  Charles H. Cannon, Jr.

By:

____________________________________

Charles H. Cannon, Jr., Chairman of the

Compensation Committee of the

Board of Directors

/s/  Richard N. Jacobson

________________________________

Witness

/s/  Deborah A. Rosen

/s/  Roger L. Fix

________________________________

_____________________________________

Witness

Roger L. Fix